Exhibit 99.1
DYNAMICS RESEARCH CORPORATION
REPORTS
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Andover, Mass.—February 28, 2007—Dynamics Research Corporation (Nasdaq: DRCO), a provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced operating results for the fourth quarter and full year ended December 31, 2006.
Financial Results
The company reported revenue for the fourth quarter of 2006 of approximately $60.3 million, consistent with previously issued guidance of $59 to $62 million. Net income was $1.5 million, or $0.16 per diluted share for the fourth quarter of 2006, compared with $0.31 per diluted share for the same period a year ago. For the year ended December 31, 2006 revenue was $259.0 million, compared with $300.4 million for 2005. Net income was $4.1 million, or $0.43 per diluted share for 2006, compared with $11.4 million, or $1.24 per share for 2005 which included $0.13 of non-recurring gain from the sale of investments.
Business Highlights
“The Company’s results for the quarter just ended reflect significant improvement over the third quarter and significant progress in adapting to a changed industry environment and positioning the company to sustain organic growth and improve profitability. In 2006 new business wins, measured in the estimated first year revenue value of contracts, grew by more than 50%. Total estimated value (all years) of new business contract wins was $145 million in 2006. We are focused on achieving continued success from our business development initiatives while concurrently expanding profit margins,” said Jim Regan, DRC’s chairman and chief executive officer.
Company Guidance
The company estimates revenues in the range of $225 to $240 million and earnings per diluted share in the range of $0.65 to $0.75 for the calendar year 2007. For the first quarter of the 2007 the company anticipates revenues in the range of $53 to $55 million and earnings per diluted share of $0.11 to $0.13.
Conference Call
The company will conduct a fourth quarter 2006 conference call on Thursday, March 1, 2007 at 8:30 a.m. ET. The call will be available via telephone at (800) 319-9003, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #2492094, beginning at 1:30 p.m. ET March 1, 2007 through 11:59 p.m. ET March 8, 2007.

About Dynamics Research Corporation
DRC is headquartered in Andover, Massachusetts and has major offices in Vienna, Virginia and Fairborn, Ohio. The company has 27 additional field offices throughout the United States providing direct support to all branches of the Department of Defense and several state government agencies.
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For more than 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	David Keleher, Senior Vice President and Chief Financial Officer
(978) 289-1615

ATTACHMENT I
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)
(in thousands, except share and per share data)

	Three months ended
	December 31,
	2006	2005

Contract revenue	$58,864	$69,950
Product sales	1,471	1,647

Total revenue	60,335	71,597

Cost of contract revenue	49,922	57,639
Cost of product sales	1,124	1,264
Selling, general and administrative expenses	5,908	5,889
Amortization of intangible assets	702	760

Total operating costs and expenses	57,656	65,552

Operating income	2,679	6,045
Interest expense, net	(349)	(1,174)
Other income	160	55

Income before provision for income taxes	2,490	4,926
Provision for income taxes	989	1,994

Net income	$1,501	$2,932

Earnings per common share
Basic	$0.16	$0.33
Diluted	$0.16	$0.31

Weighted average shares outstanding
Basic	9,188,603	8,954,488
Diluted	9,412,409	9,377,548

ATTACHMENT II
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS
(in thousands, except share and per share data)

	Year ended
	December 31,
	2006	2005
	(unaudited)	(audited)

Contract revenue	$252,890	$293,662
Product sales	6,097	6,778

Total revenue	258,987	300,440

Cost of contract revenue	218,907	245,566
Cost of product sales	4,895	5,212
Selling, general and administrative expenses	24,059	25,318
Amortization of intangible assets	2,809	3,039

Total operating costs and expenses	250,670	279,135

Operating income	8,317	21,305
Interest expense, net	(2,042)	(4,367)
Other income	589	2,276

Income before provision for income taxes	6,864	19,214
Provision for income taxes	2,792	7,781

Net income (1)	$4,072	$11,433

Earnings per common share
Basic (1)	$0.45	$1.30
Diluted (1)	$0.43	$1.24

Weighted average shares outstanding
Basic	9,099,897	8,809,644
Diluted	9,426,535	9,253,522

(1)	Includes $84, or $0.01 per common share, attributable to the cumulative effect of the change in accounting principle for the adoption of SFAS 123R in 2006.

ATTACHMENT III
DYNAMICS RESEARCH CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$7,887	$1,020
Accounts receivable, net	27,136	32,894
Unbilled expenditures and fees on contracts in process	36,764	60,210
Prepaid expenses and other current assets	2,824	1,483

Total current assets	74,611	95,607

Property, plant and equipment, net	11,509	12,252
Goodwill	63,055	63,055
Intangible assets, net	5,671	8,480
Deferred tax asset	1,507	3,916
Other noncurrent assets	3,499	4,443

Total assets	$159,852	$187,753

Liabilities and stockholders’ equity
Current portion of long-term debt	$—	$10,170
Accounts payable	18,195	25,668
Deferred income taxes	11,698	19,825
Accrued payroll and employee benefits	14,473	18,761
Other accrued expenses	3,916	6,392

Total current liabilities	48,282	80,816

Long-term debt	15,000	15,242
Other long-term liabilities	12,805	17,508

Stockholders’ equity	83,765	74,187

Total liabilities and stockholders’ equity	$159,852	$187,753

ATTACHMENT IV
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)
(dollars in thousands)
Contract revenues were earned from the following sectors:

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
National defense and intelligence agencies	$46,961	$53,963	$205,956	$233,924
Federal civilian agencies	7,584	9,186	30,567	33,746
State and local government agencies	4,018	5,990	15,254	22,986
Other	301	811	1,113	3,006

	$58,864	$69,950	$252,890	$293,662

Revenues by contract type as a percentage of contract revenue were as follows:

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Time and materials	61%	57%	62%	56%
Cost reimbursable	19%	19%	19%	20%
Fixed price, including service-type contracts	20%	24%	19%	24%

	100%	100%	100%	100%

Prime contact	65%	67%	67%	68%
Sub-contract	35%	33%	33%	32%

	100%	100%	100%	100%

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Net cash provided by (used in) operating activities	$14,212	$16,775	$17,584	$24,610
Capital expenditures	$419	$1,198	$2,482	$4,571
Depreciation	$778	$896	$3,203	$3,719
Bookings	$60,335	$76,642	$252,327	$287,581

	December 31,
	2006	2005
Funded backlog	$92,903	$144,571
Employees	1,513	1,822